FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS IMPROVED

FIRST QUARTER 2005 FINANCIAL RESULTS

Richmond, Virginia, April 28, 2005 - Massey Energy Company (NYSE:MEE) today reported improved financial results for its first quarter ended March 31, 2005. Produced coal revenues of $447.9 million in the first quarter increased 31% from $342.4 million in the comparable period in 2004. The Company reported after-tax earnings for the first quarter of $50.6 million, or $0.67 per basic share and $0.59 per diluted share, compared to an after-tax loss of $2.2 million, or $0.03 per basic and diluted share for the comparable period in 2004.

Included in the 2005 first quarter earnings is the recognition of a pre-tax gain of approximately $34 million ($23.3 million after-tax or $0.26 per diluted share) related to the previously announced sale of the Company’s ownership interest in the property known as Big Elk Mining Company, and a pre-tax adjustment of $9.1 million ($5.6 million after-tax or $0.06 per diluted share) stemming from an increase to legal reserves. Net income excluding one-time items totaled $0.43 per basic share and $0.39 per diluted share.

“Massey achieved a strong first quarter in what should be a very solid year,” commented Don L. Blankenship, Massey’s Chairman and CEO. The Company reported that marketplace conditions for coal remain the strongest seen in many years, with no indications of weakening. “Demand in the markets Massey serves remains high, supply response in Central Appalachia remains constrained, and pricing remains firm,” continued Blankenship.

Improved pricing in the first quarter and the Big Elk gain contributed to an increase of 140% in EBITDA, to $130.2 million compared to $54.2 million in the first quarter of 2004. Produced tons sold for the 2005 first quarter increased by 400,000 tons to 10.6 million tons versus 10.2 million tons in the first quarter of 2004, and by 1 million tons compared to 9.6 million tons in the fourth quarter of 2004. Tons produced increased by

1 million tons to 11.3 million tons, compared to production of 10.3 million tons in the first quarter of 2004 and by 1.1 million tons compared to production of 10.2 million tons in the fourth quarter of 2004. The Company built inventory, in various stages of completion, of approximately 700,000 tons during the first quarter of 2005.

Massey’s average per ton realization in the first quarter of 2005 of $42.07 increased by 25% compared to $33.74 in the first quarter of 2004, and by 12% compared to $37.57 in the fourth quarter of 2004. Average pricing on metallurgical coal tonnage increased by 38% to $56.68 per ton compared to $41.17 in the first quarter of 2004, and by 21% compared to $46.66 in the fourth quarter of 2004. “Our position as the largest U.S. metallurgical coal producer, and a significant exporter of metallurgical coal, will drive our expected growth in profitability for 2005 and beyond,” stated Blankenship. Currently, the Company expects per ton realizations for the full year 2005 to average between $42 and $43.

In 2006, the Company expects to ship approximately 50 million tons, with average per ton realizations of between $51 and $52. Commitments for 2006 currently total over 37 million tons, with average realization on priced tons of nearly $46 per ton. Approximately 4 million committed tons remain unpriced. The Company expects to ship between 14 and 15 million tons of metallurgical coal in 2006 and has priced approximately 6.5 million of those tons to date.

In 2007, shipments are expected to be comparable to 2006, with estimated average realizations per ton of between $52 and $53. Sales commitments for 2007 currently exceed 20 million tons, with average realization on priced tons of over $47 per ton. Approximately 3 million committed tons remain unpriced. Assuming the market remains strong, the Company expects to ship between 15 and 16 million tons of metallurgical coal in 2007 and has priced about 2 million of those tons to date.

Sales commitments for 2008 total over 6 million tons, of which approximately one-half is priced.

The Company reported that flooding on the Ohio River in January curtailed some of its shipments. In addition, congestion due to heightened demand and lack of resources continued to result in insufficient availability of rail cars and barges to move all the coal the Company produced during the quarter. Blankenship stated that the Company’s ability to achieve its goal of shipping between 46 and 48 million tons in 2005 will be largely dependent on the availability of transportation. “We will continue to work closely with our transportation providers and customers in an effort to improve service as we move through the year,” said Blankenship.

Massey increased its workforce by 244 in the first quarter, to a total of 5,278 at March 31, 2005, but turnover continued to be a challenging issue during the quarter due to the high level of demand for experienced miners in Central Appalachia. Massey has continued its comprehensive training programs and recently implemented additional financial incentives to retain skilled labor. Massey ended the quarter with over 350 miners and electricians in training.

During the quarter, Massey focused on bringing its new operations up to speed and expanding existing surface mines with additional high productivity equipment. The Company retained all the mobile equipment on site when it sold the Big Elk property, including a P&H 56 cubic yard electric shovel, and in the first quarter it began the process of relocating that shovel to its Black Castle surface mine, where it should begin production in July. Once in place, it is expected to add approximately 100,000 tons of production per month.

Given the particularly acute shortage of low volatile metallurgical coal in the U.S., one of Massey’s current growth initiatives is to explore the viability of reactivating an idled underground mine near Pineville, West Virginia. The Kepler mine has an estimated 40 to 50 million tons of low volatile reserves and, if viable, could potentially add 500,000 to 1 million tons of production, as early as 2006.

For the first quarter of 2005, average cash cost per ton totaled $34.73. The average operating cash cost per ton totaled $33.88, which excluded the $9.1 million, or $0.85 per ton, adjustment related to the increase in legal reserves, compared to $31.76 in the fourth quarter of 2004 and $29.14 in the previous year’s first quarter.

Compared to the fourth quarter, higher per ton cash costs were largely a function of lower than projected volume, increased sales-related costs due to the growth in average per ton realization, and the higher prices of diesel fuel and other supply and repair costs. Trucking costs were also higher during the quarter, including insurance and regulatory compliance costs. Based on expected shipments, however, the Company projects cash costs for 2005 of between $33 and $34 per ton and an increase to between $34 and $35 per ton in 2006. Expected 2006 margins per ton are therefore projected at $16 to $18 per ton. Other revenue in 2006 is currently projected to be similar to 2005.

Massey ended the first quarter with available liquidity of $224.3 million, including $87.3 million available on its asset-based revolving credit facility and $137.0 million in cash. Total debt at the end of the quarter was $910.1 million and total debt-to-book capitalization ratio was 52.3%, a decrease from 54.2% at December 31, 2004. After deducting available cash of $137.0 million and restricted cash of $105.0 million that supported letters of credit, net debt totaled $668.1 million at March 31, 2005. Total net debt-to-book capitalization was 44.5% at March 31, 2005, compared to 47.1% at December 31, 2004.

On April 1, 2005, Massey retired $19.1 million principal amount of its 6.95% Senior Notes at a cost of $19.8 million plus accrued interest. These notes were offered to Massey in a March 29, 2005 open market transaction, resulting in the reclassification of the principal amount as a current liability pending an April 1, 2005 settlement.

Capital expenditures totaled $86.0 million in the first quarter of 2005 versus $81.3 million in the first quarter of 2004. Excluding the buyout of operating leases, capital spending is expected to total between $275 and $300 million for 2005. Capital spending for 2006, which was previously estimated at between $240 and $280 million, may increase to between $270 and $300 million based on current equipment and other capital item pricing. Negotiations to purchase many 2006 capital items will take place during the second quarter.

Depreciation, depletion and amortization (DD&A) was $58.4 million in the first quarter of 2005, compared to $50.9 million in the previous year’s first quarter. DD&A is expected to total between $240 and $250 million for the full year 2005.

The Company believes that a number of factors have contributed to the improved demand and pricing environment for coal, including the following.

•	Oil and natural gas prices continue to vacillate. The U.S. natural gas industry has been unable to significantly expand production or increase imports, including imports of liquid natural gas (LNG).

•	World coal demand, driven largely by China, is projected to increase again in 2005 and 2006. In China alone, coal consumption is estimated to have totaled 1.9 billion tons in 2004, nearly double its consumption in 2001. Coal imports into China during the first quarter of 2005 reportedly increased by nearly 60% over the first quarter of 2004.

•	The Indian government projects a shortfall of coal supply of approximately 61 million tons by 2006/2007, rising to 105 million tons by 2011/2012.

•	Global demand for seaborne metallurgical coal is likely to experience strong growth in the next few years as pig iron production increases rapidly in countries such as China, Brazil, India and Russia.

•	Supply responses from China and Australia continue to be constrained by transportation and port capacity.

•	The National Mining Association expects coal consumption in the U.S. to grow by 2.3% in 2005, with demand exceeding supply for the third consecutive year.

•	Eastern utilities continue to hold low stockpiles of coal, estimated by Energy Ventures Analysis, Inc. to be nearly 20% below normal. In Central Appalachia, a supply response from smaller and less financially strong companies continues to be hampered by permitting delays, available labor, increasing mining costs and expanded capital requirements.

•	The constrained supply of Central Appalachian coal, increased prices of SO2 emissions allowances and improved performance by the western railroads have improved the Powder River Basin’s competitive position for coal sold to eastern utilities, but the ability of many utilities to use this lower Btu coal is still limited by boiler configuration and rail capacity.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss first quarter financial results on Friday morning, April 29, 2005, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through May 29 by dialing (800) 925-1779 (toll free) or (402) 220-3079.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future productions capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended
	March 31, 2005	March 31, 2004
Revenues
Produced coal revenue	$447.9	$342.4
Freight and handling revenue	37.6	35.1
Purchased coal revenue	35.2	22.3
Other revenue	49.3	11.0

Total revenues	570.0	410.8
Costs and expenses
Cost of produced coal revenue	350.8	284.2
Freight and handling costs	37.6	35.1
Cost of purchased coal revenue	30.0	23.3
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	57.3	49.8
Selling, general and administrative	1.1	1.1
Selling, general and administrative	19.0	11.6
Other expense	2.4	2.4

Total costs and expenses	498.2	407.5

Income before interest and taxes	71.8	3.3
Interest income	1.3	1.5
Interest expense	(14.6)	(12.6)

Income (Loss) before taxes	58.5	(7.8)
Income tax expense (benefit)	7.9	(5.6)

Net income (loss)	$50.6	$(2.2)

Income (Loss) per share
Basic	$0.67	$(0.03)

Diluted	$0.59	$(0.03)

Shares used to calculate income (loss) per share
Basic	76.1	74.9

Diluted	89.3	74.9

EBIT	$71.8	$3.3
EBITDA	$130.2	$54.2

	Three months ended
	March 31, 2005	March 31, 2004
Produced tons sold:
Utility	7.1	6.5
Metallurgical	2.5	2.6
Industrial	1.0	1.1

Total produced tons sold	10.6	10.2

Total tons produced	11.3	10.3

Produced coal revenue per ton sold
Utility	$35.57	$30.50
Metallurgical	$56.68	$41.17
Industrial	$51.38	$35.04
Produced coal revenue per ton sold	$42.07	$33.74

Average cash cost per ton	$34.73	$29.14

Capital expenditures	$86.0	$81.3
Number of employees	5,278	4,587

	March 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$137.0	$122.5
Trade and other accounts receivable	191.8	168.9
Inventories	294.1	259.9
Other current assets	214.0	239.4
Net property, plant and equipment	1,653.8	1,640.2
Other noncurrent assets	241.0	220.0

Total assets	$2,731.7	$2,650.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

Short-term debt	$38.0	$20.3
Other current liabilities	340.5	312.0
Long-term debt	872.1	900.2
Other noncurrent liabilities	649.5	641.5

Total liabilities	1,900.1	1,874.0

Total shareholders’ equity	831.6	776.9

Total liabilities and shareholders’ equity	$2,731.7	$2,650.9

Note 1: The number of shares used to calculate basic income (loss) per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income (loss) per share is based on the number of shares used to calculate basic income (loss) per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted loss per common share for the three months ended March 31, 2004, as such inclusion would result in antidilution.

Note 2: “Net income (loss) excluding one-time items” is not a measure of performance calculated in accordance with generally accepted accounting principles. However, management believes that it is useful to an investor in evaluating Massey’s operating performance. This presentation may not be comparable to other similarly titled measures of other companies. The table below reconciles Net income (loss) to Net income (loss) excluding one-time items.

Note 3: EBIT is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net income (loss) to EBITDA.

	Three months ended March 31,
	2005	2004
Net income (loss)	$50.6	$(2.2)
Income tax expense (benefit)	7.9	(5.6)
Interest expense, net	13.3	11.1

Income before interest and taxes (“EBIT”)	71.8	3.3
Depreciation, depletion and amortization	58.4	50.9

EBITDA	$130.2	$54.2

Note 4: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended
	March 31,		March 31,		December 31,
	2005		2004		2004
	$	per ton	$	per ton	$	per ton
Total costs and expenses	$498.2		$407.5		$444.5
Less: Freight and handling costs	37.6		35.1		37.7
Less: Cost of purchased coal revenue	30.0		23.3		38.7
Less: Depreciation, depletion and amortization	58.4		50.9		60.9
Less: Other expense	2.4		2.4		2.2

Average cash cost	$369.8	$34.73	$295.8	$29.14	$305.0	$31.76

Note 5: “Average operating cash cost per ton” is calculated as the Average cash cost less one-time items, divided by Total produced tons sold. Although Average operating cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs. Average operating cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average operating cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles Average cash cost to Average operating cash cost per ton.

	Three months ended
	March 31,		March 31,		December 31,
	2005		2004		2004
	$	per ton	$	per ton	$	per ton
Average cash cost (from Note 4)	$369.8	$34.73	$295.8	$29.14	$305.0	$31.76
Less: Legal reserve adjustment	9.1		—		—

Average operating cash cost	$360.7	$33.88	$295.8	$29.14	$305.0	$31.76

Note 6: Certain 2004 amounts have been reclassified to conform with the 2005 presentation.

Note 7: The Company’s debt is comprised of the following:

	March 31, 2005	December 31, 2004

6.625% senior notes due 2010	$335.0	$335.0
6.95% senior notes due 2007	239.2	239.2
2.25% convertible senior notes due 2024	175.0	175.0
4.75% convertible senior notes due 2023	132.0	132.0
Capital lease obligations	35.5	40.8
Fair value hedge valuation	(6.6)	(1.5)

Total debt	910.1	920.5
Less: short-term debt	38.0	20.3

Total long-term debt	$872.1	$900.2

Note 8: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	March 31, 2005	December 31, 2004

Long-term debt	$872.1	$900.2
Plus: Short-term debt	38.0	20.3
Less: Cash and cash equivalents	137.0	122.5
Less: Restricted cash	105.0	105.0

Net debt	$668.1	$693.0

Note 9: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders' equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 7) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	March 31, 2005	December 31, 2004
Long-term debt	$872.1	$900.2
Plus: Short-term debt	38.0	20.3

Total debt (numerator)	910.1	920.5
Plus: Total shareholders’ equity	831.6	776.9

Book capitalization (denominator)	$1,741.7	$1,697.4

Total debt-to-book capitalization ratio	52.3%	54.2%

Net debt (from Note 8) (numerator)	668.1	693.0
Plus: Total shareholders’ equity	831.6	776.9

Adjusted book capitalization (denominator)	$1,499.7	$1,469.9

Total net debt-to-book capitalization ratio	44.5%	47.1%